Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


STOCK EXCHANGE ANNOUNCEMENT
6 November 2002


Shire Pharmaceuticals Group plc (the "Company")

I have to inform you that the Company was notified on 5 November 2002 under Sections 198 to 202 of the Companies Act that on 4 November 2002 FMR Corp. and its direct and indirect subsidiaries and Fidelity International Limited and its direct and indirect subsidiaries, both being non-beneficial holders, held solely for investment purposes in aggregate 24,367,340 ordinary shares of (pound)0.05p each in the capital of the Company. These holdings represent 5.04 per cent of the issued ordinary share capital of the Company.



T May
Company Secretary


For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations                      +44 1256 894 160
US & Canada
Gordon Ngan - Investor Relations                         +1 450 978 7938

Notes to editors
Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), gastro intestinal (GI), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com